CHURCH & DWIGHT CO., INC.

AMENDED AND RESTATED

COMPENSATION PLAN FOR DIRECTORS

1. PURPOSE: The purpose of this Amended and Restated Compensation Plan for Directors (the “Plan”) is to provide a program that will enable Church & Dwight Co., Inc. (the “Company”) to attract and retain well-qualified persons for service as members of the Company’s Board of Directors (the “Board”) and, in so doing, more closely align the interests of the Directors with those of the stockholders through the ownership of Common Stock of the Company, par value $1.00 per share (the “Common Stock”), by Directors. The Plan is intended to encourage long-term ownership in the Company. All shares of Common Stock payable under the Plan shall be issued under the Company’s 2022 Omnibus Equity Compensation Plan, as amended and restated effective as of April 28, 2022, and as may be further amended and restated from time to time (the “Omnibus Equity Plan”).

2. EFFECTIVE DATE: The Plan was originally effective as of January 1, 2015 (the “Effective Date”), was amended on November 1, 2017, and is hereby further amended and restated effective as of February 1, 2023.

3. ELIGIBILITY: All Directors of the Company who are not full-time employees of the Employer (as defined in the Omnibus Equity Plan) are eligible to participate in the Plan (each, a “Participant” and, together, the “Participants”).

4. DETERMINATION OF COMPENSATION: In the fourth calendar quarter of each year other than 2015, the Board will establish the Participants’ compensation for the next calendar year (the “Compensation Year”) with respect to (i) the annual retainer (the “Annual Retainer”), (ii) the fees for attending Board meetings or meetings of committees of the Board for any “special assignment” requested by the Board (the “Special Assignment Meeting Fees”) and (iii) the annual equity grant amount to be granted to Participants under the Omnibus Equity Plan (the “Equity Grant”). The definition of “special assignment” shall be made by the Company’s Governance, Nominating and Corporate Responsibility Committee in its reasonable discretion.

5. DETERMINATION OF FEE-BASED COMPENSATION IN COMMON STOCK:

(a) All fee-based compensation (i.e., the Annual Retainer and the Special Assignment Meeting Fees) (the “Fee-Based Compensation”) paid to each Participant for each Compensation Year shall be calculated in shares of Common Stock, which shall be determined in accordance with Section 5(b) below.

(b) The Annual Retainer shall be divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on the last trading day of the second calendar quarter. Special Assignment Meeting Fees, if any, shall be divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on December 20th or, if December 20th is not a trading day, on the next trading day. In the event that Special Assignment Meeting Fees become payable for meetings that occur after December 20th the Special Assignment Meeting Fees earned as a result of such meetings (“Additional Special Assignment Meeting Fees”) shall be divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on last trading day of the year. The Annual Retainer will be prorated for each Participant who is not a member of the Board for the entire calendar year. The prorated Annual Retainer shall be determined based on the number of whole or partial calendar quarters of service provided or to be provided by such Participant. For the purpose of these calculations, fractional shares shall be counted as whole shares. (For example, assume that the Annual Retainer is $120,000. If the closing price of Common Stock on the last trading day in June is $80 per share, the Annual Retainer, calculated in terms of shares of Common Stock, would be 1,500 shares).

6. CASH OPTION, ISSUANCE OF COMMON STOCK FOR FEE-BASED COMPENSATION:

(a) Notwithstanding anything in Section 5 to the contrary, each Participant shall elect in each December with respect to the next following Compensation Year whether, instead of receiving payments in all shares of Common Stock, the Participant shall instead receive payment of the Fee-Based Compensation hereunder 50% in cash and 50% in shares of Common Stock (or 100% in cash if, and only if, as of the date of such election, the Participant has fully satisfied the Company’s Stock Ownership Guidelines for Directors then applicable to Participant). With respect to a Participant who has elected to receive 50% in cash, the calculation described in Section 5 shall be made with respect to only one-half of the Fee-Based Compensation, and the remainder of such Fee-Based Compensation shall be paid in cash. With respect to a Participant who has properly elected to receive 100% in cash, the calculation described in Section 5 shall not apply, and 100% of the Fee-Based Compensation shall be paid in cash. The election under this Section 6 shall be made by providing written notice to the Company’s Secretary not later than December 31. In the event notice is not received by the Secretary by such date, then the Participant shall receive his or her compensation entirely in Common Stock.

(b) Any Participant who is a Director with respect to one Compensation Year, but was not a Director with respect to the immediately prior Compensation Year, shall be permitted, within 30 days of becoming a Director, to make the election described in this Section 6 with respect to the Fee-Based Compensation to be paid for such Compensation Year.

7. REMITTANCE OF FEE-BASED COMPENSATION: The shares of Common Stock and cash compensation, if any, relating to the Annual Retainer shall be remitted to each Participant as soon as practicable following the end of the second calendar quarter (the “Annual Retainer Pay Date”) and in the case of the Special Assignment Meeting Fees, such shares and cash shall be remitted as soon as practicable following December 20th (the “Special Assignment Meeting Fees Pay Date”) of such Compensation Year. In the event Additional Special Assignment Meeting Fees are earned, such shares and cash shall be remitted as soon as practicable following the last trading day of such Compensation Year. A prorated Annual Retainer shall be paid on the Special Assignment Meeting Fees Pay Date except when a Participant’s service on the Board begins or ends prior to July 1. In such case, the prorated Annual Retainer shall be paid on the Annual Retainer Pay Date. All shares of Common Stock payable under this Plan shall be issued under the Company’s Omnibus Equity Compensation Plan and shall be subject in all respects to the terms of the Omnibus Equity Plan.

8. ANNUAL EQUITY GRANT: Unless as otherwise established by the Board, the Equity Grant to Participants shall be made on the first day of the first open trading window next following the Company’s earnings release associated with the annual meeting of the Company’s stockholders (“Grant Date”); provided, however, if a Participant first becomes a Director on a date other than the Grant Date, the date of the Participant’s initial Equity Grant shall be the date on which such Participant commences service as a Director. Each Participant shall be granted only one (1) Equity Grant in each calendar year. Fifty percent (50%) of the value of the Equity Grant shall be in the form of non-qualified stock options (“Options”), and 50% of the value of the Equity Grant shall be in the form of restricted stock units (“RSUs”). Options granted hereunder shall be for a number of shares of Common Stock determined by dividing (i) fifty percent (50%) of the value of the Equity Grant by (ii) the fair market value of each Option on the Grant Date, as determined in accordance with generally accepted accounting principles using Black-Scholes valuation methodology, rounded to the nearest lot of 10 Options. The number of shares of Common Stock to be subject to the RSUs granted hereunder shall be equal to the quotient obtained by dividing (x) fifty percent (50%) of the value of the Equity Grant by (y) the Fair Market Value (as defined in the Omnibus Equity Plan) of Common Stock on the Grant Date, rounded to the nearest lot of 10 RSUs. Unless otherwise determined by the Board, the Equity Grant shall vest, if at all, subject to the Participants’ service from the Grant Date, (i) with respect to Options, through the earlier of (x) the third (3rd) anniversary of the Grant Date, or (y) the third (3rd) annual meeting of the Company’s stockholders following the Grant Date, and (ii) with respect to RSUs, through the one-year anniversary of the Grant Date. The Equity Grant made under this Plan shall be issued under the Omnibus Equity Plan and shall be subject in all respects to the terms and conditions of that Plan.

9. DEFERRED COMPENSATION PLAN: Nothing herein is intended to effect a Participant’s ability to participate in the Company’s Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), amended and restated as of May 1, 2008, and as may be further amended from time, subject in all respects to the terms and conditions of the Deferred Compensation Plan.

10. ANNUAL LIMIT: Notwithstanding anything in the Plan or the Omnibus Equity Plan to the contrary, the maximum aggregate grant date fair value of Grants (as defined in the Omnibus Equity Plan) made to a Participant during any calendar year, plus any cash-based compensation granted to the Participant in respect of any calendar year (whether paid in cash or shares of Common Stock or on a current or deferred basis), in each case, solely with respect to the individual’s service as a Director, may not exceed $750,000 based on the aggregate Fair Market Value (as defined in the Omnibus Equity Plan and determined as of the date of grant) of any equity or equity-based Grant plus the aggregate value (determined as of the date of grant) of any cash-based compensation.

11. RIGHTS NOT TRANSFERABLE: The rights of a Participant under the Plan are not transferable by a Participant other than pursuant to the laws of descent and distribution.

12. ADMINISTRATION: The Plan shall be administered, and the provisions interpreted, by a committee of at least three persons (all of whom shall be persons not eligible to participate in the Plan and thereby disinterested) having full discretionary authority to act (the “Committee”). The members of the Committee shall be the Chief Executive Officer, the Chief Financial Officer and the Secretary of the Company. The Committee shall record its proceedings under the Plan. Notwithstanding anything herein to the contrary, any equity grants made hereunder shall be made by the Board in accordance with the terms and conditions of the Omnibus Equity Plan and any decisions relating to the design or amount of any compensation provided hereunder shall be made by the Board.

13. AMENDMENT OF THE PLAN: The Board may, at any time, or from time to time, change or amend this Plan, as is deems advisable.

14. TERMINATION OF THE PLAN: This Plan may be terminated at any time, at the discretion of the Board.

15. GOVERNING LAW: This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of Delaware.